EXHIBIT 5
CONFORMED COPY

FOURTH AMENDMENT TO RIGHTS AGREEMENT

This Fourth Amendment (this “Amendment”) dated as of December 18, 2005, to the Rights Agreement dated as of July 1, 1996 and amended thereafter (the “Rights Agreement”), between FPL Group, Inc., a Florida corporation (the “Company”), and COMPUTERSHARE INVESTOR SERVICES, LLC, a Delaware limited liability company, as successor to EquiServe Trust Company, N.A., a national banking association (the “Rights Agent”).

WHEREAS the Company and the Rights Agent have previously entered into the Rights Agreement;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS all acts and things necessary to make this Amendment a valid agreement have been done and performed and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto hereby agree as follows:

Section 1. Amendments to Section 1.  (a)  Section 1(a) of the Rights Agreement hereby is amended by inserting the following at the end of such section:

Notwithstanding anything in this Rights Agreement to the contrary, none of Constellation Energy Group, Inc., a Maryland corporation (“Constellation”) or CF Merger Corporation, a Florida corporation and a wholly-owned subsidiary of Constellation (“Merger Sub”) or any of their respective Affiliates or Associates shall become an Acquiring Person solely as a result of (i) the adoption, approval, execution or delivery of the Merger Agreement, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated or permitted by the terms of the Merger Agreement.

(b) Section 1 of the Rights Agreement is hereby amended by adding a new paragraph (q):

(q) “Merger Agreement” shall mean the Agreement and Plan of Merger dated as of December 18, 2005, among the Company,

Constellation and Merger Sub (as the same may be amended or supplemented).

Section 2. Addition of a new Section 34. The Rights Agreement is hereby amended by adding a new Section 34 immediately after Section 33 thereof to read in its entirety as follows:

Section 34. Consequences of Merger Agreement. Notwithstanding anything in this Rights Agreement to the contrary,

(a) the occurrence of (i) the adoption, approval, execution or delivery of the Merger Agreement, (ii) the public announcement of such adoption, approval, execution or delivery or (iii) the consummation of the transactions contemplated or permitted by the terms of the Merger Agreement shall not, in each case, individually or collectively, (A) be deemed to constitute a Shares Acquisition Date, Distribution Date or any other separation of the Rights from the underlying Common Stock, (B) entitle or permit the holders of the Rights to exercise the Rights or otherwise affect the rights of the holders of the Rights (and shall not give the holders of the Rights the right to acquire securities of any party to the Merger Agreement or any party to the transactions contemplated or permitted by the terms of the Merger Agreement), (C) require (or constitute a transaction requiring) any action pursuant to Section 13 of the Rights Agreement or (D) require that any notice be delivered pursuant to Section 25 of the Rights Agreement; and

(b) any Rights outstanding at the Effective Time (as defined in the Merger Agreement), and all rights represented thereby, shall automatically expire and terminate upon the Effective Time without any action on the part of the Company, the Rights Agent or any other person.

Section 3. Effective Date. This Amendment shall become effective upon the execution and delivery of the Merger Agreement. If the Merger Agreement is terminated without the Effective Time (as defined in the Merger Agreement) having occurred, this amendment shall thereafter be null and void.

Section 4. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State, provided, however, all provisions regarding the rights, duties, and obligations of the Rights Agent (if any) shall be governed by and construed in accordance with the laws of the State of Illinois.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 7.  Rights Agreement as Amended. Upon the effectiveness of this amendment, the term “Rights Agreement” as used in the Rights Agreement shall refer to the Rights Agreement as amended hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		FPL GROUP, INC.,

By:	/s/ Robert L. McGrath	By:	/s/ Edward F. Tancer
	Name: Robert L. McGrath		N Name: Edward F. Tancer
	Title: Vice President, Engineering, Construction and Corporate Services		TiTitle: Vice President and General Counsel

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC,

By:	/s/ Donald W. Koslow	By:	/s/ Tod Shafer
	Name: Donald W. Koslow		Name: Tod Shafer
	Title: Senior Relationship Manager		Title: Senior Relationship Manager